AGREEMENT AND PLAN OF MERGER

by and among

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.,

ADGERO ACQUISITION, INC.,

ADGERO BIOPHARMACEUTICALS, INC.

and

FRANK G. PILKIEWICZ, as the STOCKHOLDER REPRESENTATIVE

____________

Dated as of January 11, 2016

ARTICLE V

Covenants		12

5.01.	Conduct of Business Pending Closing	12
5.02.	Prohibited Actions Pending Closing	13
5.03.	Access to Information	14
5.04.	Reasonable Efforts to Close	14
5.05.	Stockholder Approval	14
5.06.	Tax Matters	14
5.07.	Publicity	15
5.08.	Confidentiality	16
5.09.	Resignations	16
5.10.	Employment Agreements and Non-Disclosure and Invention Assignment Agreements (“NDIAs”)	16
5.11.	Voting Agreement	16
5.12.	Appointment of Directors and Officers of Parent	16
5.13.	Further Assurances	16

ARTICLE VI

Conditions to Closing		17

6.01.	Conditions Precedent to Each Party’s Obligation to Effect the Merger	17
6.02.	Conditions Precedent to Obligations of Parent and Merger Sub	17
6.03.	Conditions Precedent to the Company’s Obligations	18
6.04.	Frustration of Closing Conditions	19

ARTICLE VII

Termination		20

7.01.	Termination	20
7.02.	Effect of Termination	20

ARTICLE VIII

Survival		21

8.01.	Survival of Representations and Warranties	21

ARTICLE IX

General Provisions		21

9.01.	Fees and Expenses	21
9.02.	Stockholder Representative	21
9.03.	Binding Effect; Assignment	22
9.04.	No Third-Party Beneficiaries	22
9.05.	Notices	22
9.06.	Interpretation; Exhibits and Schedules; Certain Definitions	24
9.07.	Entire Agreement; Amendments and Waivers	27
9.08.	Severability	27
9.09.	Jurisdiction; Waiver of Jury Trial	28
9.10.	Governing Law	28
9.11.	Counterparts	29

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of January 11, 2016 (this “Agreement”), by and among Adgero Biopharmaceuticals Holdings, Inc., a Delaware corporation (“Parent”), Adgero Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Adgero Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Frank G. Pilkiewicz, as Stockholder Representative (the “Stockholder Representative”).
WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as a condition to the Merger, each of the Company Stockholders (as defined herein) listed on Schedule 3.01(b) is entering into a voting agreement with Parent and the stockholders of Parent immediately prior to the Effective Time (as defined herein) (the “Voting Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and the Company will enter into a Placement Agency Agreement with Aegis Capital Corp, dated the date hereof, pursuant to which Parent shall complete the closing of a private placement offering of units, with each unit priced at $5.00 per unit, consisting of one share of Parent common stock, $0.0001 par value per share (the “Parent Common Stock”), and one five-year warrant to purchase a share of Parent Common Stock (the “Warrants”) at a price of $5.00 per share, in the amount of at least Three Million Dollars ($3,000,000) (the “Private Placement”) concurrently with, and as a condition to, the Merger under this Agreement;
WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company; and
WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared it advisable for Parent and Merger Sub, as the case may be, to enter into, this Agreement and consummate the Merger.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I

The Merger

1.01. The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

1.02. Closing; Effective Time.
(a) The closing of the Merger (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York on the third Business Day after all of the conditions to the Closing set forth in ARTICLE VI hereof are satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and shall make all other filings or recordings required under the DGCL in connection with the Merger.
1.03. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.04. Certificate of Incorporation; Bylaws.
(a) At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Adgero Biopharmaceuticals, Inc.”
(b) At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
1.05. Directors and Officers.
(a) At the Effective Time, the directors of the Company shall be the individuals set forth on Schedule 1.05(a), each to hold the office of a director of the Surviving Corporation in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

(b) Immediately following the Effective Time, the directors of the Surviving Corporation as of the Effective Time, shall take all actions necessary to appoint the individuals set forth on Schedule 1.05(b) as the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation. The officers of the Company and Parent immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, which resignations shall be a condition of the Merger.
(c) On or prior to the Closing Date, Parent shall cause the Board of Directors of Parent to constitute the individuals set forth on Schedule 1.05(c) effective as of the Effective Time.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations

2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any Company Stockholder (as defined herein) of any of the following securities:
(a) Conversion of Common Stock. All of the outstanding shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than any Cancelled Shares (as defined herein), shall be converted into the right to receive, in the aggregate 2,000,000 shares of Parent Common Stock (the “Merger Consideration”).

The aggregate Merger Consideration shall be distributed in the manner provided by Section 2.02 and as set forth on Exhibit A.

(b) Exchange of Company Warrants. Effective as of the Effective Time, all issued and outstanding warrants to purchase or otherwise acquire shares of Common Stock of the Company held by any Person (each a “Company Warrant”), whether vested or unvested, that are outstanding and unexercised as of immediately prior to the Effective Time shall be substituted by Parent, in the aggregate, for a total of 30,864 warrants to acquire shares of Parent Common Stock (each a “Replacement Warrant”). Each Company Warrant so assumed by Parent pursuant to this Section 2.01(b) shall be identical to the warrants issued under the PPO Units (as defined herein).
(c) Exchange of Certain Convertible Notes.
(i)           The Company has, in a private placement (the “Bridge Offering”), issued 6% convertible notes (“Bridge Notes”), to certain investors (the “Bridge Holders”).  The Bridge Notes have an aggregate principal amount of $285,000. On the Closing Date, pursuant to the terms of the Bridge Notes, the Bridge Notes will automatically convert into a number of units offered in the Private Placement (“PPO Units”) equal to the principal amount of the Bridge Note held by each Bridge Holder, plus accrued and unpaid interest thereon through the date of the initial closing of the Private Placement, divided by the purchase price per PPO Unit, or $5.00 per PPO Unit.  The PPO Units are being offered by Parent in the Private Placement, with each PPO Unit consisting of one (1) share of Parent Common Stock and one five-year warrant to purchase one (1) share of Parent Common Stock at a price of $5.00 per share.

(d) Conversion of Merger Sub Common Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) Cancelled Shares. Each Common Share that is held in treasury by the Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(f) Cancellation of Common Shares at Effective Time. At the Effective Time, all Common Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and such Common Shares shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such Common Shares (other than such shares held by the Company) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.
2.02. Consideration. At the Effective Time, Parent shall make the following distributions, in each case in accordance with the final Aggregate Consideration Schedule (the “Aggregate Consideration Schedule”) delivered pursuant to Section 2.03:
(a) Parent shall issue or cause its transfer agent to issue to each holder of Common Stock, shares of the Merger Consideration, as adjusted pursuant to this Agreement as set forth in the Aggregate Consideration Schedule.
(b) Prior to any such disbursement and/or issuance to any Company Stockholder pursuant to Sections 2.02(a), such Company Stockholder shall have delivered to Parent such Company Stockholder’s Certificate (or in lieu thereof, such documentation as may be requested by Parent to comply with Section 2.04 below) and such Certificate shall forthwith be cancelled. All Merger Consideration issued upon the surrender for exchange of Certificates shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock previously represented by such Certificates, and at the Effective Time the stock transfer books of the Company shall be closed and there shall be no further registration or transfers on the stock transfer books of the Surviving Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time.
(c) No certificates for fractional shares of Parent Common Stock or Warrants to purchase fractional shares of Parent Common Stock shall be issued. In lieu of any fractional shares or Warrants to purchase a fractional share to which the Company Stockholders would otherwise be entitled as a result of the distributions provided for herein, all stock issuances of Parent Common Stock or Warrant amounts shall be rounded down to the nearest whole share, so that no more than the whole number of shares or Warrants represented by the Merger Consideration, if any, shall be issued.

2.03. Aggregate Consideration Schedule. Attached hereto as Exhibit A is the Aggregate Consideration Schedule setting forth the calculation of the amounts for distribution in accordance with Section 2.02.
2.04. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the agent shall make such payment in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof.
2.05. Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Parent (or securities convertible or exchangeable into or exercisable for shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.
2.06. Withholding. Notwithstanding any other provision in this Agreement, Parent, the Surviving Corporation or any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provisions of federal, local or foreign tax law or under any applicable legal requirements. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
2.07. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the relevant provisions of Section 262 of the DGCL (such shares, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any stockholder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its rights to appraisal, such holder’s Dissenting Shares shall thereupon be treated as if such shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal.

ARTICLE III

Representations and Warranties Relating to the Company

The Company represents and warrants to Parent as follows:
3.01. Organization; Capitalization.
(a) The Company is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Company is not a party to any joint venture and does not directly or indirectly own or hold capital stock or an equity or similar interest in any entity. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company.

(b) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, and (ii) no shares of preferred stock. As of the date of this Agreement and the Closing, there are 16,200,001 Common Shares issued and outstanding. Schedule 3.01(b) sets forth (A) a complete and accurate list of all holders of Common Shares, indicating the number of Common Shares held by each holder; (B) all stock option plans and other stock or equity-related plans of the Company and (C) all warrants outstanding.  All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights.  Other than as set forth in the Memorandum (as defined herein) or listed in Schedule 3.01(b), there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. Other than as set forth in the Memorandum or listed in Schedule 3.01(b), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as set forth in the Memorandum or in Schedule 3.01(b), there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933 (the “Act”), as amended, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.
3.02. Authority; Execution and Delivery; Enforceability.
(a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company and, except for (i) the adoption of this Agreement and the Ancillary Agreements and the transactions contemplated hereunder and thereunder by the holders of the Common Stock and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate or other proceedings on the part of the Company are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby.
(b) When received by the Company, the requisite consent of the Company Stockholders along with a completed questionnaire from each stockholder containing customary representations for a private placement in a manner reasonably acceptable to Parent (collectively, the “Stockholders’ Consent”) shall comply in all respects with the Company’s certificate of incorporation and bylaws and the DGCL, no other vote of or action by the stockholders of the Company is required to adopt and approve this Agreement or to consummate the Merger or the other transactions contemplated hereby.
(c) Subject to receipt of the Stockholders’ Consent, this Agreement has been duly authorized, executed and delivered and constitutes, the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and except that no representation is made herein regarding the enforceability of the Company’s obligations to provide indemnification and contribution remedies under the securities laws and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
3.03. No Conflicts. None of the execution and delivery of or performance by the Company under this Agreement or the consummation of the transactions herein contemplated conflicts with or violates, or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of the Company under any agreement or other instrument to which the Company is a party or by which the Company or its assets may be bound, or any term of the certificate of incorporation or by-laws of the Company, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or any of its assets, except in the case of a conflict, violation, lien, charge or other encumbrance (except with respect to the Company’s Certificate of Incorporation or By-laws) which would not reasonably be expected to, have a Material Adverse Effect on the Company.
3.04. Financial Statements.
(a) The Company’s unaudited financial statements as and for the periods ended December 31, 2014 and September 30, 2015 (collectively, the “Financial Statements”), together with the related notes, if any, present fairly, in all material respects, the financial position of the Company as of the dates specified and the results of operations for the periods covered thereby. Such financial statements and related notes were prepared to conform with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Except as set forth in such Financial Statements, the Company has no known material liabilities of any kind, whether accrued, absolute, contingent, or otherwise. All other financial and statistical information provided to the Parent by the Company with respect to the Company present fairly in all material respects the information shown therein on a basis consistent with the Financial Statements of the Company. The Company does not know of any facts, circumstances or conditions which could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.04(a).

(b) Except as set forth on Schedule 3.04(b), since the date of the Company’s most recent Financial Statements, there has been no Material Adverse Effect on the Company. Except as set forth on Schedule 3.04(b), since the date of the Company’s most recent Financial Statements, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $75,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $75,000. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.
3.05. Indebtedness. Except as set forth on Schedule 3.05, the Company (i) has no outstanding Indebtedness (as defined herein) in excess of $50,000, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, or (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.
3.06. Governmental Authorizations. The conduct of business by the Company as presently, and proposed to be conducted as set forth in that certain Confidential Private Placement Memorandum dated January 11, 2016 (the “Memorandum”), is subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States, or any other jurisdiction wherein the Company conducts, or proposes to conduct, such business, as described in the Memorandum. The Company has obtained all material licenses, permits and other governmental authorizations necessary to conduct its business as presently conducted. The Company has not received any written notice of any violation of, or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, securities laws, equal employment opportunity, consumer protection, credit reporting, “truth-in-lending”, and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, would have an Material Adverse Effect on the Company, and the Company knows of no facts or set of circumstances which could give rise to such a notice.
3.07. Company Agreements. Except as set forth on Schedule 3.07, no default by the Company or, to the knowledge of the Company, any other party, exists in the due performance under any material agreement to which the Company is a party or to which any of its assets is subject (collectively, the “Company Agreements”). The Company Agreements are in full force and effect in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

3.08. Intellectual Property. The Company owns all right, title and interest in, or possesses enforceable rights to use, all patents, patent applications, trademarks, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes and formulations necessary for the conduct of its business as now conducted (collectively, the “Intellectual Property”). To the knowledge of the Company, the Company has not infringed upon the rights of others with respect to the Intellectual Property and, except as set forth on Schedule 3.08, the Company has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intellectual Property, or any written notice of conflict with the asserted rights of others with respect to the Intellectual Property. To the knowledge of the Company, no others have infringed upon the rights of the Company with respect to the Intellectual Property. Except as set forth on Schedule 3.08, none of the Company’s Intellectual Property have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement.
3.09. Employee Matters. The Company is not a party to any collective bargaining agreement nor does it employ any member of a union. No executive officer of the Company (as defined in Rule 501(f) of the Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.
3.10. Proceedings. Except as set forth on Schedule 3.10, there are no actions, suits, claims, hearings or proceedings pending before any court or governmental authority or, to the knowledge of the Company, threatened, against the Company, or involving its assets or any of its officers or directors (in their capacity as such) which, if determined adversely to the Company or such officer or director, could reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the transactions contemplated by this Agreement or the enforceability thereof.
3.11. Compliance. The Company is not: (i) in violation of its Certificate of Incorporation or By-laws; (ii) in default of any indenture, mortgage, deed of trust, note or other agreement or instrument to which the Company is a party or by which it is or may be bound or to which any of its assets may be subject, the default of which could reasonably be expected to have a Material Adverse Effect on the Company; (iii) in violation of any statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect on the Company; or (iv) in violation of any judgment, decree or order of any court or governmental body having jurisdiction over the Company and specifically naming the Company, which violation or violations individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

3.12. Related Party Transactions. Except as set forth on Schedule 3.12, as of the date of this Agreement, no current or former stockholder, director, officer or employee of the Company, nor, to the knowledge of the Company, any affiliate of any such person is presently, directly or indirectly through his affiliation with any other person or entity, a party to any loan from the Company or any other transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of any personal property from, or otherwise requiring cash payments to any such person.
3.13. Taxes. Except as set forth on Schedule 3.13, the Company has filed, on a timely basis, each federal, state, local and foreign tax return, report and declarations that were required to be filed, or has requested an extension therefor and has paid all taxes and all related assessments, charges, penalties and interest to the extent that the same have become due. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. To the Company’ knowledge, none of the Company’ tax returns are presently being audited by any taxing authority. No liens have been filed and no claims are being asserted by or against the Company with respect to any taxes (other than liens for taxes not yet due and payable). The Company has not received written notice of assessment or proposed assessment of any taxes claimed to be owed by it or any other Person on its behalf. The Company is not a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Company has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.
ARTICLE IV
Representations and Warranties of Parent
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.01. Organization; Capitalization.
(a) Each of Parent and Merger Sub is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Neither Parent nor Merger Sub is a party to any joint venture and neither directly or indirectly own or hold capital stock or an equity or similar interest in any entity. Each of Parent and Merger Sub is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as applicable. Each of Parent and Merger Sub owns, directly or indirectly, all of the capital stock or other equity interests of each subsidiary free and clear of any liens, and all the issued and outstanding securities of capital stock of each subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) The authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock, of which 1,000,000 shares were issued and outstanding as of the date of this Agreement, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which was issued and outstanding as of the date of this Agreement.   All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights.  There are no outstanding or authorized, warrants, options to purchase common stock, stock appreciation, phantom stock or similar rights with respect to the Parent.  There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws.  The 2,000,000 shares of Parent Common Stock to be issued at the Closing, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Furthermore, the (i) 57,000 shares of Parent Common Stock to be issued at Closing upon conversion of the Bridge Notes (plus shares representing accrued interest on the Bridge Notes through Closing); (ii) 57,000 shares of Parent Common Stock underlying the warrants to be issued upon conversion of the Bridge Notes (plus shares representing accrued interest on the Bridge Notes through Closing) and (iii) 30,864 shares of Parent Common Stock underlying the Replacement Warrants to be issued at the Closing have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of the Bridge Notes and Replacement Warrants shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Immediately after the Closing, without giving effect to the private placement offering contemplated by the Memorandum or additional shares representing accrued interest on the Bridge Notes through Closing, there will be 3,057,000 shares of Parent Common Stock issued and outstanding.
4.02. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against each of Parent or Merger Sub, as applicable, in accordance with their respective terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.03. No Conflicts. Neither the execution and delivery of, or performance by Parent or Merger Sub under this Agreement or any of the other Ancillary Agreements nor the consummation of the transactions herein or therein contemplated conflicts with or violates, or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of Parent or Merger Sub under any agreement or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their assets may be bound, or any term of the certificate of incorporation or by-laws of Parent or Merger Sub, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to Parent or Merger Sub or any of their assets, except in the case of a conflict, violation, lien, charge or other encumbrance (except with respect to Parent’s certificate of incorporation or by-laws) which would not, or could not reasonably be expected to, have a Material Adverse Effect on Parent or Merger Sub, as applicable.
4.04. Governmental Authorizations. No consent, authorization or filing of or with any court or governmental authority is required in connection with the issuance or the consummation of the transactions contemplated herein or in the Ancillary Agreements.
4.05. Proceedings. There are no actions, suits, claims, hearings or proceedings pending before any court or governmental authority or, to the knowledge of Parent, threatened, against Parent or Merger Sub, or involving their assets or any of their officers or directors (in their capacity as such) which, if determined adversely to Parent, Merger Sub or their respective officers or directors, could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, as applicable or adversely affect the transactions contemplated by this Agreement or the enforceability thereof.
4.06.     No Operations. Since its date of formation and as of the date hereof, neither the Parent nor Merger Sub has conducted any business or operations other than negotiating and executing such definitive documentation necessary to duly form and capitalize Parent and Merger Sub.
ARTICLE V
Covenants
5.01. Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will:

(a) maintain its existence in good standing;
(b) maintain the general character of its business and properties and conduct its business in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement;

(c) maintain its business and accounting records consistent with past practices;
(d) file on a timely basis with the appropriate taxing authorities all tax returns required to be filed, and pay all taxes due, before the Closing Date; and
(e) use commercially reasonable efforts to (i) preserve its business intact, and (ii) keep available to the Company the services of its present officers and employees.
5.02. Prohibited Actions Pending Closing. Unless otherwise expressly permitted herein or approved by Parent in writing, from the date hereof until the Closing, the Company shall not:
(a) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Company or repurchase, redeem or acquire any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;
(b) merge, consolidate or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving the Company, other than the Merger;
(c) split, combine or reclassify any shares of capital stock of the Company or other securities of the Company or amend the terms of any such stock or securities;
(d) change accounting or tax reporting principles, methods or policies of the Company;
(e) make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;
(f) enter into any transaction other than in the Ordinary Course of Business;
(g) make any loans, advances or capital contributions to, or investments in, any Person or pay any fees to any director, officer, partner or Affiliate thereof or to any Company Stockholder (who is not a director, officer or partner) or Affiliate of any Company Stockholder (other than business expenses incurred in the Ordinary Course of Business);
(h) (i) mortgage, pledge or subject to any lien any of its assets, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company, except, in the case of clause (ii), in the Ordinary Course of Business;
(i) cancel or compromise any Indebtedness or amend, cancel, terminate, relinquish, waive or release any contract or right, in each case, except in the Ordinary Course of Business, and which, in the aggregate, would not be material to the Company taken as a whole;
(j) make or commit to make any capital expenditures or capital additions or betterments in excess of $30,000 individually or $75,000 in the aggregate;

(k) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness where such Indebtedness of the Company exceeds, in the aggregate, $100,000 other than legal fees and expenses in connection with the Merger and the Private Placement;
(l) institute or settle any legal proceeding; and
(m) agree, commit, arrange or enter into any understanding to do anything set forth in this Section 5.02.
5.03. Access to Information. The Company shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees and agents of Parent complete access at all reasonable times, from the date hereof to the Effective Time, to its officers, employees, agents, properties, books and records, and shall furnish Parent all financial, operating and other data and information as Parent, through its officers, employees or agents, may reasonably request. Parent shall keep all information discovered in the course of such investigation confidential.
5.04. Reasonable Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in ARTICLE VI, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
5.05. Stockholder Approval.
(a) Immediately following the execution of this Agreement, the Company shall obtain the Stockholders’ Consent through the execution of a written consent in the form attached hereto as Exhibit B (the “Stockholder Written Consent”).
(b) Immediately following the execution of this Agreement, Merger Sub shall deliver a written consent evidencing stockholder consent (“Parent’s Consent”).
5.06. Tax Matters. The following provisions shall govern the allocation of responsibility between Parent and the Company Stockholders for certain tax matters following the Closing Date.
(a) Responsibility for Filing Tax Returns. The Stockholder Representative shall timely file all tax returns required to be filed by the Company in respect of any pre-closing tax period and shall pay or cause to be paid all taxes shown due thereon. All such tax returns shall be prepared in a manner consistent with the Company’s prior practice. The Stockholder Representative shall provide Parent with copies of such completed tax returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Parent’s review and approval which shall not be unreasonably withheld or delayed. The Stockholder Representative and Parent shall attempt in good faith to resolve any disagreements regarding such tax returns prior to the due date for filing. In no event shall the Stockholder Representative file any tax return relating to the Company without the prior approval of Parent, which shall not be unreasonably withheld or delayed.

(b) Cooperation on Tax Matters.
(i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to Section 5.06(a) (including signing any such tax returns) above and any audit or legal proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or legal proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(ii) Parent and the Stockholder Representative, on behalf of the Company Stockholders, further agree, upon request, to use their respective best efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce, or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(c) Certain Taxes.  The Stockholder Representative shall, at the Parent’s expense, file all necessary tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, and, if required by applicable Law, Parent will join in the execution of any such tax returns and other documentation.
(d) Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary, the obligations of the parties set forth in this Section 5.06 shall be unconditional and absolute and shall remain in effect without limitation as to time or amount.
(e) Reorganization. It is intended that the transactions contemplated by this Agreement qualify and be treated as a “reorganization” within the meaning of section 368(a) of the Code, by reason of Code section 368(a)(2)(E). Unless applicable law or a governmental authority requires otherwise, the parties agree for income tax purposes to report the transaction consistently with the preceding sentence.
5.07. Publicity. No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of Parent and the Company, such consent not to be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance

5.08. Confidentiality. Each of the Company Stockholders and Parent shall (and shall cause each of its respective representatives to) maintain in confidence and not directly or indirectly, use, disseminate, disclose or publish, or use for such Company Stockholder’s or Parent’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information of or relating to the Company, the transactions contemplated by this Agreement or the Ancillary Agreements or the Merger Consideration (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. Each of the Company Stockholders, Merger Sub and Parent hereby stipulate and agree that as between them, the Confidential Information is important, material and affects the successful conduct of the business of the Company as currently conducted and as contemplated to be conducted by the Surviving Corporation following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
5.09. Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of all officers of the Company and shall take such other action as is necessary to accomplish the foregoing.
5.10. Employment Agreements and Non-Disclosure and Invention Assignment Agreements (“NDIAs”). On or prior to the Closing Date, Parent shall enter into employment agreements and NDIAs with Frank Pilkiewicz, Ph.D. and Steven Rychnovsky, Ph.D. (the “Employment Agreement Recipients”).
5.11. Voting Agreement. On or prior to the Closing Date, the Company Stockholders and the stockholders of Parent shall enter into the Voting Agreement in the form and substance of the agreement annexed hereto as Exhibit C.
5.12. Appointment of Directors and Officers of Parent.
(a) On or prior to the Closing Date, Parent shall cause the Board of Directors to constitute the individuals set forth on Schedule 1.05(c) effective as of the Effective Time (the “Effective Time Parent Board”) and shall take such other action as is necessary to accomplish the foregoing.
(b) On or prior to the Closing Date, Parent shall cause the Effective Time Parent Board to appoint the individuals to the offices set forth opposite their respective names on Schedule 1.05(b) effective as of the Effective Time (the “Effective Time Parent Officers”) and shall take such other action as is necessary to accomplish the foregoing.
5.13. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE VI

Conditions to Closing

6.01. Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:
(a) Completion of the Private Placement. On or before the Closing Date, Parent shall have closed on at least Three Million Dollars ($3,000,000) in the Private Placement.
(b) Stockholder Approval. The Company shall have obtained the Stockholders’ Consent to the Merger and the other transactions contemplated by this Agreement.
(c) Parent Consent. Merger Sub shall have obtained Parent’s Consent to the Merger and the other transactions contemplated by this Agreement pursuant to the Parent Written Consent delivered to the Company.
(d) No Legal Impediments. As of the Closing Date, there shall not be any suit, action or proceeding by any Governmental Entity before any court or Governmental Entity seeking to restrain or prohibit the consummation of this Agreement or any of the other transactions contemplated by this Agreement.
(e) Other Consents. On or before the Closing Date, Parent, Merger Sub and the Company have each obtained and delivered, as applicable, all necessary board, shareholder and third party consents required pursuant to this Agreement.
(f) Lock-Ups/Hold Backs. All shareholders of Parent, officers and directors of the Company and stockholders owning in the aggregate 5% or more of the capital stock of the Company immediately prior to the time of the Closing Date have delivered the Lock Up and Holdback Agreements contemplated by the Private Placement Memorandum in mutually acceptable form.
(g) Completion of Due Diligence. Each of Parent and the Company, in its reasonable discretion, shall have completed all necessary technical and legal due diligence.
6.02. Conditions Precedent to Obligations of Parent and Merger Sub. All obligations of Parent and Merger Sub under this Agreement are further subject to the fulfillment, satisfaction or (to the extent permitted by Law) waiver by Parent, prior to or on the Closing Date, of each of the following conditions precedent:
(a) Representations and Warranties. Each of the Company’s representations and warranties contained in ARTICLE III of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.
(c) Officer’s Certificate. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.
(d) No Material Liabilities. Parent shall have received a certificate from the Company, validly executed by the Company’s Chief Executive Officer certifying that as of the Closing Date, the Company’s liabilities do not exceed One Million Dollars ($1,000,000) in the form of accounts payable, notes payable and accrued expenses, other than legal and accounting expenses in connection with the Merger and the Private Placement. The Company shall not be a party to or bound by any instrument or agreement relating to any material indebtedness that would limit the issuance or cancellation of any securities pursuant to this Agreement.
(e) Employment Agreements and NDIAs. Parent shall have received executed copies of the employment agreements and NDIAs from the Employment Agreement Recipient.
(f) Voting Agreement. Parent shall have received executed counterparts of the Voting Agreement from the Company Stockholders set forth on Schedule 3.01(b).
(g) No Material Adverse Effect on the Company. As of the Closing Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.
6.03. Conditions Precedent to the Company’s Obligations. All obligations of the Company under this Agreement are further subject to the fulfillment, satisfaction, or (to the extent permitted by Law) waiver by the Company prior to or on the Closing Date, of each of the following conditions precedent:
(a) Representations and Warranties. Each of Parent’s and Merger Sub’s representations and warranties contained in ARTICLE IV of this Agreement shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.
(b) Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from Parent, validly executed by the Chief Executive Officer of Parent for and on the Parent’s and Merger Sub’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.03(a) and 6.03(b), have been satisfied.
(d) No Indebtedness; Cash. The Company shall have received a certificate from Parent, validly executed by Parent’s Chief Financial Officer, certifying that as of the Closing Date, (i) neither Parent nor Merger Sub has any liabilities and is are not a party to or bound by an instrument or agreement relating to indebtedness of Parent or Merger Sub and (ii) Parent has a positive cash balance after deduction for all legal and other expenses payable by Parent and Merger Sub in connection with the Merger and the Private Placement.
(e) Voting Agreement. The Company shall have received executed counterparts of the Voting Agreement from Parent and the stockholders of Parent set forth on Schedule 6.03(e).
(f) Equity Plan. The Company shall have received evidence that Parent has adopted an equity incentive plan providing for the grant of awards to qualified participants of up to fifteen percent (15%) of Parent’s fully-diluted capitalization, assuming the maximum offering contemplated by the Private Placement, is sold.
(g) Employment Agreements and NDIAs. As of the Closing Date, each Employment Agreement Recipient shall have received an executed copy of his employment agreement and NDIA, validly executed by Parent.
(h) Effective Time Parent Board. As of the Closing Date, the Company shall have received evidence that the Effective Time Parent Board constitutes the board of Directors of Parent, which shall not be changed, modified or amended by Parent as of the Effective Time.
(i) Effective Time Parent Officers. As of the Closing Date, the Company shall have received evidence that the Effective Time Parent Officers have been duly appointed by the Effective Time Parent Board, which shall not be changed, modified or amended by Parent as of the Effective Time.
(j) Appraisal. Company stockholders holding less than 2% of the Company’s issued and outstanding capital stock (calculated on an as-converted basis) shall have exercised, or having continuing rights to exercise, rights to an appraisal under the DGCL with respect to the Merger.
6.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.04.

ARTICLE VII

Termination

7.01. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholder of Merger Sub:
(a) by the mutual agreement of Parent and the Company;
(b) by Parent or Merger Sub, in the event the Company fails to deliver the Stockholder Written Consent to Parent on or before January 31, 2016;
(c) by Parent or Merger Sub, in the event the Company materially breaches or fails to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement unless such breach or failure is cured within fifteen (15) days after written notice to the Company by Parent or Merger Sub;
(d) by Company, in the event that either Parent or Merger Sub materially breaches or fails to perform any representation, warranty, covenant or agreement on the part of either Parent or Merger Sub, as applicable, set forth in this Agreement unless such breach or failure is cured within fifteen (15) days after written notice to Parent or Merger Sub, as applicable, from the Company; or
(e) by Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred by January 31, 2016, which date may be extended by Parent, Merger Sub and the Company in their joint discretion until March 31, 2016; provided that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.
7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice shall be given by the terminating party to the other parties hereto and this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that nothing herein will relieve any party from liability for fraud or for any willful breach of any representation or warranty or any willful breach prior to such termination of any covenant or agreement contained herein or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of any breach by the other party or parties of this Agreement.

ARTICLE VIII

Survival

8.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Ancillary Agreement shall survive the Closing for a period of four years from the earlier to occur of the final closing of the Private Placement (as contemplated by the transaction documents governing the Private Placement) or the termination of the Private Placement.
ARTICLE IX

General Provisions

9.01. Fees and Expenses. The Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall each pay all of their own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.
9.02. Stockholder Representative.
(a) Frank G. Pilkiewicz is hereby appointed as representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of each Company Stockholders to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the terms of this Agreement, and to act on behalf of each Company Stockholder in any amendment of or litigation or arbitration involving this Agreement or any Ancillary Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:
(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;
(ii) to negotiate, execute and deliver all statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that a Company Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);
(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and
(iv) to take all actions or refrain from doing any further act or deed on behalf of the Company Stockholders which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as a Company Stockholder could do if personally present.

(b) If Frank G. Pilkiewicz becomes unable to serve as Stockholder Representative, such other Person or Persons as may be designated by a majority-in-interest of the Company Stockholders, shall succeed as the Stockholder Representative.
(c)           The Stockholder Representative shall not be held liable by any of the Company Stockholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Stockholder Representative pursuant to this Agreement, except in the case of the Stockholder Representative’s gross negligence, bad faith or willful misconduct.  The Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Stockholder for any action taken or omitted to be taken in good faith based on such advice.  The Company Stockholders will, severally and not jointly, indemnify (in accordance with their pro rata percentages) the Stockholder Representative from any losses arising out of its serving as the Stockholder Representative hereunder, except for losses arising out of or caused by the Stockholder Representative’s gross negligence, bad faith or willful misconduct.  The Stockholder Representative is serving in his capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Company Stockholders hereunder, and Parent, Merger Sub and the Company agree that they will not look to the personal assets of the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Stockholders hereunder except to the extent of the Stockholder Representative’s gross negligence, bad faith or willful misconduct.
9.03. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other party and any attempted assignment without the required consent shall be void.
9.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. Notwithstanding the foregoing, it is expressly agreed that Aegis Capital Corp. is a third party beneficiary with respect to Sections 3, 4 and 5 of this Agreement.
9.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

if to Parent,

Adgero Biopharmaceuticals Holdings, Inc.
142 West 57th Street, Suite 4A
New York, NY 10019
Attention: David Hochman, President
Email: dhochman@orchestramv.com

with a copy to:
Meister Seelig & Fein LLP
125 Park Avenue, 7th Floor
New York, New York 10017
Attention: Kenneth S. Goodwin
Fax: (646) 539-3663

if to the Company,

Adgero Biopharmaceuticals, Inc.
301 N. Harrison Street
Suite 9F #459
Princeton, New Jersey 08540

Attention: Frank G. Pilkiewicz, Chief Executive Officer
E-mail: information@adgerobiopharm.com

with a copy to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, 17th Floor
New York, New York 10020
Attention: Steven M. Skolnick
Fax: (973) 597-2477

and
if to the Stockholder Representative,
c/o Adgero Biopharmaceuticals, Inc.
301 N. Harrison Street
Suite 9F #459
Princeton, New Jersey 08540
Attention: Frank G. Pilkiewicz, Chief Executive Officer
E-mail: information@adgerobiopharm.com

with a copy to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, 17th Floor
New York, New York 10020
Attention: Steven M. Skolnick
Fax: (973) 597-2477

9.06.  Interpretation; Exhibits and Schedules; Certain Definitions.
(a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in any provision, section or subsection of any Schedule shall be deemed disclosed only for all purposes of such provision, section or subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(b) For all purposes hereof:
“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Ancillary Agreements” means the Voting Agreement and the transaction documents entered into among Parent, the Company and the other parties thereto in connection with the Private Placement.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Company Stockholder” means each person who is a holder of capital stock of the Company as of the Effective Time.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated as in effect as of the date hereof.

“Governmental Entity” means any legislative, executive, judicial, regulatory or administrative unit of any governmental entity (multinational, foreign, federal, state or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public) or other similar body exercising executive, legislative, regulatory, administrative or judicial authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.
“Including” means including, without limitation.
“Indebtedness” means with respect to any Person without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) “Capital Leases” (as defined under GAAP) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) except for obligations owed to service providers of the Company in connection with this Agreement and the transactions contemplated herein, all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above of at least $75,000.
“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Material Adverse Effect” means, with respect to each party, a material adverse effect on (i) the financial condition, business, assets, prospects or results of operations of the party, taken as a whole, (ii) the ability of the party to perform its obligations under this Agreement or (iii) the ability of the party to consummate the Merger and the other transactions contemplated hereby; provided, however, that in no event shall any change resulting from conditions affecting the industry in which such party operates or from changes in general business or economic conditions be taken into account in determining whether there has been a Material Adverse Effect except to the extent such change has a disproportionate impact on the applicable party relative to other businesses operating in the same industry.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
The following terms, when used in this Agreement, shall have the meanings assigned to such terms in the Sections set forth below:
Terms	Section
Act	3.01(b)
Affiliate	9.06(b)
Aggregate Consideration Schedule	2.02
Agreement	Preamble
Ancillary Agreements	9.06(b)
Bridge Holders	2.01(c)
Bridge Notes	2.01(c)
Bridge Offering	2.01(c)
Business Day	9.06(b)
Cancelled Shares	2.01(e)
Certificates	2.01(f)
Certificate of Merger	1.02(b)
Closing	1.02(a)
Closing Date	1.02(a)
Common Share	2.01(a)
Common Stock	2.01(a)
Company	Preamble
Company Agreements	3.07
Company Stockholder	9.06(b)
Company Warrant	2.01(b)
Confidential Information	5.08
Contingent Obligation	9.06(b)
DGCL	Recitals
Dissenting Shares	2.07
Effective Time	1.02(b)
Effective Time Parent Board	5.12(a)
Effective Time Parent Officers	5.12(b)
Employment Agreement Recipient	5.10
Financial Statements	3.04(a)
GAAP	9.06(b)
Governmental Entity	9.06(b)
Including	9.06(b)

Terms	Section
Indebtedness	9.06(b)
Intellectual Property	3.08
Liability	9.06(b)
Material Adverse Effect	9.06(b)
Memorandum	3.06
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
NDIA	5.10
Ordinary Course of Business	9.06(b)
Parent	Preamble
Parent Common Stock	Recitals
Parent’s Consent	5.05
Person	9.06(b)
PPO Units	2.01(c)
Private Placement	Recitals
Replacement Warrant	2.01(b)
Stockholders’ Consent	3.02(b)
Stockholder Representative	Preamble
Stockholder Written Consent	5.05
Surviving Corporation	1.01
Voting Agreement	Recitals
Warrants	Recitals

9.07. Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto), together with the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended by the parties at any time before or after receipt of the Stockholders’ Consent; provided, that after receipt of the Stockholders’ Consent, there shall be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) to the fullest extent permitted by Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
9.08. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.09. Jurisdiction; Waiver of Jury Trial.
(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.05 (or to such other address for notices as provided by such party pursuant to Section 9.05) or in any other manner permitted by Law shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York Count, and hereby further irrevocably and unconditionally waives and agrees not to please or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
9.10. Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York.

9.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

ADGERO BIOPHARMACEUTICALS, INC.

By:     /s/ Frank G. Pilkiewicz
Name: Frank G. Pilkiewicz
Title: Chief Executive Officer

PARENT:

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

By:     /s/ David Hochman
Name: David Hochman
Title: President

MERGER SUB:

ADGERO ACQUISITION, INC.

By:         /s/ David Hochman
Name: David Hochman
Title: President

STOCKHOLDER REPRESENTATIVE:

By:  /s/ Frank G. Pilkiewicz
         Frank G. Pilkiewicz

[Signature Page to Merger Agreement]